Exhibit 10.3

                            SECOND AMENDMENT TO LEASE
                              ROOF-MOUNTED ANTENNA

This Amendment to Lease is made by and between Uenaka Family Partnership, a California general partnership ("Lessor") and KAL Equity Group, Inc., a Nevada corporation ("Lessee") on the 5th day of November 2001.

WHEREAS, Lessee has entered into a lease for office space dated March 19, 2001, subsequently amended by the First Amendment (the "Lease"), with Lessor for the premises at 95 First Street, Suites 200 and 120, Los Altos, California 94022 (the "Premises"); and

WHEREAS, Lessee and Lessor wish to amend the Lease to incorporate provisions for the installation and use of a single reception-only, roof-mounted antenna and requisite wiring (the "Antenna") effective as of November 5, 2001; and

WHEREAS, all provisions of the Lease are hereby confirmed as stated, except as specifically modified in the numbered paragraphs below.

NOW, THEREFORE, Lessee and Lessor agree to enter into this Amendment in accordance with the following provisions of this Amendment:

1.       Rent: There shall be no rent for the Antenna.

2. Lease Term: The term of this Amendment shall be the same as the term of the Lease.

3. Installation of Antenna by Lessee: Lessee shall install the Antenna as described in Exhibit A attached hereto at the sole cost and expense of Lessee. Prior to such installation, Lessee (or Lessee's installation contractor) shall make appointment with Lessor (or Lessor's agents) to discuss the specific antenna mounting system to be used, the location of the antenna, and the routing of wiring. Lessor shall be reasonable in approving the specific design and installation desired by Lessee, but Lessor may fully consider issues of appearance, building integrity, and the sharing of limited space for other antennas and wiring. In the event Lessee's equipment causes interference with other electronic equipment or should other electronic equipment cause interference with Lessee's equipment, then Lessee and Lessor shall work promptly and reasonably with each other to identify and remediate the cause(s) of the interference, recognizing that time is of the essence in such matters.

4. Antenna Service Exclusive to Lessee: The Antenna to be installed by Lessee shall service Lessee exclusively. Lessee shall not permit any other tenant within the building in which the Premises are located to feed into or out of any portion of the Antenna of Lessee. Should Lessee wish to share the Antenna (or any portion thereof) with another tenant, then Lessee shall apply to Lessor for such sharing. Lessor shall reasonably consider the application of Lessee. It shall be expected by all parties under such application that Lessor shall charge the additional tenant(s) for the use of the Antenna (or any portion thereof) under a lease amendment similar to this Amendment.

5. Utility Rooms; Telephone Equipment; Telecommunications Wiring: Lessee shall not install any telecommunications equipment nor telecommunications wiring anywhere inside or outside the immediate Premises of Lessee without the expressed written consent of Lessor and in accordance with the following limitations

     (a) Location of Lessee's Equipment. Lessee shall install Lessee's telephone equipment within Lessee's Premises and not within the utility rooms or telephone closets on each floor. Lessor and Lessee agree that these rooms are available for making Lessee's telephone line connections only. No rooftop locations are available to Lessee at any time without a special lease amendment and compensation to Lessor.

     (b) Lessor May Elect to Either Remove or Keep Telecommunications Wiring. Within fifteen (15) days after the expiration or sooner termination of this Lease, Lessor may elect (the "Election Right") by written notice to Lessee to: (i) Retain any or all electrical or telecommunications wiring, cables, risers, mounts, and/or similar installations installed by Lessee (the "Telecommunications Wiring");

                        PORTFOLIO REALTY MANAGEMENT, INC.
                                  408/255-2278
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         (ii)  Remove any or all such Telecommunications Wiring and restore the
               Premises or other areas within the Office Building Project to their condition prior to the installation of the Telecommunications Wiring (the "Wiring Restoration Work"). Lessor shall perform such Wiring Restoration Work at Lessee's sole cost and expense; or

         (iii) Require Lessee to perform the Wiring Restoration Work at Lessee's sole cost and expense.

     (c) Survival. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease.

     (d) Condition of Wiring. In the event Lessor elects to retain the Telecommunications Wiring pursuant to this paragraph, Lessee covenants that:

         (i) Lessee shall be the sole owner of such Telecommunications Wiring, that Lessee shall have good right to surrender such Telecommunications Wiring to Lessor, and that such Telecommunications Wiring shall be free of all liens and encumbrances; and

         (ii) All Telecommunications Wiring shall be left in good condition (including fittings and connections), good working order, properly labeled at each end and in safe condition.

     (e) Lessor May Retain Security Deposit. Lessor may retain Lessee's Security Deposit after the expiration or sooner termination of this Lease until the earliest of the following events:

         (i) Lessor elects to retain the Telecommunications Wiring pursuant to this paragraph; see (b) above.

         (ii) Lessor elects to perform the Wiring Restoration Work pursuant to this paragraph and the Wiring Restoration Work is complete and the Lessee has fully reimbursed Lessor for all costs related thereto; or

         (iii) Lessor elects to require Lessee to perform the Wiring Restoration Work pursuant to this paragraph and the Wiring Restoration Work is complete and Lessee has paid for all costs related thereto.

     (f) Lessor Can Apply Security Deposit. In the event Lessee fails or refuses to pay all costs of the Wiring Restoration Work within fifteen (15) days of Lessee's receipt of Lessor's notice, Lessor may apply all or any portion of Lessee's Security Deposit toward the payment of such unpaid costs relative to the Wiring Restoration Work. The retention or application of Lessee's Security Deposit by Lessor pursuant to this paragraph does not constitute a limitation on or waiver of Lessor's right to seek further remedy under law or equity.

The captions or headings of the above paragraphs are meant for convenience only and are otherwise not part of the Lease as amended. The portions of the paragraphs of similar names in the Lease not modified by this Amendment are specifically retained by the parties.

The Lease as amended by this Amendment is the entire agreement between the parties. All other discussions and negotiations are superseded by the Lease as amended.

IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the dates indicated below.


LESEE:
KAL Equity Group, Ltd.

/s/ Kim A. Lorz                                 11/6/01
----------------------------                  --------------
Kim A. Lorz, President                          (dated)



LESSOR:
Uenaka Family Partnership

/s/ [ILLEGIBLE]                                 11/6/01
----------------------------                  --------------
Its Uenaka, General Partner                     (dated)


                        PORTFOLIO REALTY MANAGEMENT, INC.
                                  408/255-2278
                                     Page 2

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                                   Exhibit A

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